EXHIBIT E

MINISTERIO DE ECONOMÍA Y FINANZAS
OFICINA GENERAL DE ASESORÍA JURÍDICA

LEGAL OPINION

Lima, January 14, 2005

SECURITIES AND EXCHANGE COMMISSION

450 Fifth Street, N.W.

Washington, D.C. 20549

Dear Sirs:

In my capacity as Chief of the General Office of Legal Counseling of the Ministry of Economy and Finance of the Republic of Peru (the “Republic” or “Peru”) and in connection with the Registration Statement under Schedule B of the United States Securities Act of 1933, as amended (the “Securities Act”), filed on January 14, 2005 with the Securities and Exchange Commission (the “Registration Statement”), pursuant to which the Republic proposes to issue and sell from time to time up to US$2.2 billion of its debt securities (the “Debt Securities”), warrants to purchase Debt Securities (the “Warrants”), or units (the “Units”), I have reviewed the following documents:

(i)	the Registration Statement;

(ii)	an executed copy of the Fiscal Agency Agreement, dated as of February 6, 2003, between the Republic and JPMorgan Chase Bank, as Fiscal Agent, Principal Paying Agent and Registrar (the “Fiscal Agency Agreement”);

(iii)	an executed copy of Amendment No. 1 to the Fiscal Agency Agreement (“Amendment No. 1”), dated November 21, 2003;

(iv)	an executed copy of Amendment No. 2 to the Fiscal Agency Agreement, dated October 14, 2004;

(v)	the forms of the Debt Securities included as an exhibit to the Fiscal Agency Agreement and Amendment No. 1;

(vi)	all relevant provisions of the Constitution of the Republic and all relevant laws and orders of Peru including but not limited to the following (copies and translations of which are attached as exhibits hereto):

1.	the Politic Constitution of the Republic of Peru of 1993, in particular Article 75; and

2.	the Annual Indebtedness Laws of the Public Sector for the Fiscal Year 2005 Law No 28423; and

(vii)	all such other documents, instruments and rules as I have deemed to be necessary as a basis for the opinion hereinafter expressed.

It is my opinion that under and with respect to the present laws of Peru, the Debt Securities, the Warrants and the Units, when executed and delivered by Peru and authenticated pursuant to the Fiscal Agency Agreement, as amended, the warrant agreements or the unit agreements, as the case may be, and delivered to and paid for by the purchasers as contemplated by the Registration Statement, such Debt Securities, such Warrants and such Units will constitute valid and legally binding obligations of Peru, in accordance with their own terms; provided that each specific issue of Debt Securities or Units to be made by Peru will require the prior promulgation of a Supreme Decree issued by the President and the Economy and Finance Minister in accordance with the laws listed in subparagraph (vi).

I hereby consent to the filing of this opinion with the Registration Statement and the use of the name of the Chief of the General Office of Legal Counseling of the Ministry of Economy and Finance of Peru, under the caption “Validity of the Securities” in the prospectus constituting a part of the Registration Statement and in any prospectus supplement relating thereto. In giving such consent, I do not thereby admit that I am an expert with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term “expert” as used in the Securities Act, or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

/S/ ROCÍO DEL PILAR MONTERO LAZO
Rocío del Pilar Montero Lazo

Chief of the General Office of Legal Counseling of the Ministry of Economy and Finance of Peru